EXHIBIT 10.37

October 29, 2008

Mr. Louis Drapeau

InSite Vision Incorporated

965 Atlantic Avenue

Alameda, CA 94501

RE:	Offer of Employment as Interim Chief Executive Officer

Dear Lou:

On behalf of InSite Vision Incorporated (the “Company”), we are very pleased to offer you the position of interim Chief Executive Officer (“CEO”), during the period of time that the company searches for a full-time CEO. Thu purpose of this letter is to set forth the terms and conditions that will govern your employment as interim CEO (the “Agreement”).

1.	Job Title and Responsibilities. Commencing on the first business day following your execution of this Agreement (the “Effective Date”), you will serve the Company as interim CEO and report to the Company’s board of Directors (the “Board”). In your position as interim CEO, you will perform such officer-level duties and have such officer-level authority and responsibility as is usual and customary for a CEO of a publicly-traded company. You also will perform such other officer-level responsibilities that may be assigned to you from time to time by the Board. In addition, you will retain the job title and responsibilities of your current position as the Company’s Vice President and Chief Financial Officer. It is anticipated that you will continue to work at your rate of approximately 30 hours per week.

2.	Base Salary. Your current base salary as CFO is $205,000. During your tenure as interim CEO, you will receive a base salary at a rate of $255,000 per year, less applicable withholdings and authorized deductions. You will continue to be paid in accordance with the Company’s standard payroll procedures. Upon the hiring of a full-time CEO, as the Company’s Vice President and Chief Financial Officer you will receive a base salary at a rate of $205,000 per year (or a higher amount as may be determined by the Board in its sole discretion).

3.	Retention Bonus. In addition to the opportunity to earn your current 2008 bonus as well as any 2009 bonus in your role as the Company’s Vice President and Chief Financial Officer, you shall be entitled to receive a bonus of $50,000 (“CEO Bonus”), less applicable withholdings and authorized deductions, upon meeting certain business objectives agreed upon by you and the Board. Provided that you meet such objectives and that you remain actively employed with the Company through the date that a new CEO commences full-time employment with the Company (the “Full-Time CEO Hire Date”), you shall receive payment of the CEO Bonus on the first regularly scheduled payroll date following the Full-Time CEO Hire Date.

4.	Stock Option Grant. Contingent upon you executing this Agreement, the Compensation Committee of the board has approved the grant to you of a non-qualified stock option (the “Option”) to purchase 300,000 shares of the Company’s common stock (the “Common Stock”) at an exercise price per share equal to the closing price of the Common Stock as of the date of the approval of the grant. The Option will vest as follows:

(a)	50% of the shares underlying the Option shall vest on the earlier to occur of (i) the Full-Time CEO Hire Date and (ii) the twelve-month anniversary of the Effective Date, provided in each case that you remain actively employed as interim CEO through such vesting date; and

(b)	the remaining 50% of the shares underlying the Option shall vest on the earlier to occur of (i) The twelve-month anniversary of the Full-time CEO Hire Date and (ii) the two year anniversary of the Effective Date; provided that you remain actively employed by the Company as Vice President and Chief Financial Officer through such vesting date.

In order for you to receive this Option, you will be required to sign the Company’s standard stock option agreement and notice of stock option grant, which, other than as set forth above, shall contain the same terms and conditions as your current option grant. The Option shall be subject to a maximum term of 10 years.

5.	At-Will Employment. Your employment with the Company will continue on an “at-will” basis and may be terminated by either you or the Company at any time, with or without cause, and with or without prior notice. This “at-will” nature of our employment may only be changed by an express written agreement that is signed by you and another officer of the Company, subject to the approval of the Board.

6.	Entire Agreement. This Agreement represents the full agreement between the Company and you regarding your promotion to interim CEO and the other subject matters addressed herein. This Agreement supersedes and is in lieu of all prior oral or written agreements regarding such subject matter and may not be changed except in writing signed by you and another officer of the Company, subject to the approval of the Board.

As evidence of your acceptance of the Agreement, please sign below and return this letter. The enclosed copy is for your records.

We are excited to work with you in your role as interim CEO. In you have any questions, please do not hesitate to call me.

Sincerely,

Evan S. Melrose, M.D.

Chairman of the Board of Directors

InSite Vision Incorporated

Enclosure: Duplicate letter

Agreed and Accepted:

___________________	Date: _______________
Louis Drapeau